SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

(Name of Registrant as Specified In Its Charter)
(if you checked "filed by registrant above" do not fill this in: Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

IMPORTANT

SHAREHOLDER UPDATE

Fidelity® International Bond Fund

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on an important proposal that affects the fund and your investment. This information describes the proposal and asks for your vote on this important issue. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

I am writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for December 19, 2001 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on December 19, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

2. Vote By Touch-Tone Phone

Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Fax

Please fax the front and back of your signed proxy card(s) to our proxy tabulator at

1-888-451-8683.

4. Vote by Mail

Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

[Fidelity logo]

Information on the Proxy Proposal

What proposal am I being asked to vote on?

Shareholders of the fund are being asked to vote on the following proposal:

1. To approve an Agreement and Plan of Reorganization (the Agreement) between Fidelity International Bond Fund and Fidelity Strategic Income Fund. The Agreement provides for the transfer of all of the assets of Fidelity International Bond Fund to Fidelity Strategic Income Fund in exchange solely for shares of beneficial interest of Fidelity Strategic Income Fund and the assumption by Fidelity Strategic Income Fund of Fidelity International Bond Fund's liabilities. As a result, Fidelity Strategic Income Fund shares will be distributed to shareholders of Fidelity International Bond Fund in liquidation of Fidelity International Bond Fund.

What is the reason for and advantages of this merger?

The proposed merger would combine two small funds, creating a single fund with greater assets and lower expenses and provide shareholders of Fidelity International Bond Fund with an opportunity to invest in a fund with broader investment policies, and a lower management fee. Fidelity Strategic Income Fund has significantly outperformed Fidelity International Bond Fund in each of the last two years, as evidenced by historical performance. Please keep in mind that past performance is no guarantee of future results.

Annual Total Returns (periods ended December 31)
	2000	1999
Fidelity International Bond Fund	1.49%	0.46%
Fidelity Strategic Income Fund	4.07%	6.35%

Do the funds being merged have similar investment objectives?

No. Fidelity International Bond Fund seeks high total investment return. Fidelity Strategic Income Fund seeks a high level of current income and may also seek capital appreciation.

Is the merger considered a taxable event for federal income tax purposes?

No, the exchange of shares in a fund merger transaction will not result in a gain or loss for federal income tax purposes.

How will you determine the number of shares of Fidelity Strategic Income that I will receive?

As of the close of business of the New York Stock Exchange on the Closing Date of the merger, shareholders will receive the number of full and fractional shares of Fidelity Strategic Income Fund that is equal in value to the net asset value of their shares of Fidelity International Bond Fund on that date. The anticipated Closing Date is January 17, 2002.

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date?

To facilitate receiving sufficient votes, we will need to take further action. Fidelity, or D.F. King & Co., Inc., a proxy solicitation firm, may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls.

If there are not sufficient votes to approve the proposals by the time of the Shareholder Meeting (December 19, 2001), the meeting may be adjourned to permit further solicitation of proxy votes.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved the merger proposal and recommends that you vote to approve the merger.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of the fund on the record date. The record date is October 22, 2001.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage paid envelope; or by touch-tone telephone using the toll-free number located on your proxy card. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."